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                                                                  EXHIBIT (1)


                            Articles of Incorporation
                                       of
                             MIMLIC Cash Fund, Inc.

     For the purpose of forming a corporation pursuant to the provisions of Minnesota Statutes, Chapter 302A, the following Articles of Incorporation are adopted:

     1.   The name of this corporation is MIMLIC Cash Fund, Inc.

     2. This corporation shall have general business purposes and shall have unlimited power to engage in and do any lawful act concerning any and all lawful businesses for which corporations may be organized under the Minnesota Statutes, Chapter 302A. Without limiting the generality of the foregoing, this corporation shall have specific power:

          (a) To conduct, operate and carry on the business of a so-called "open end" management investment company pursuant to applicable state and federal regulatory statutes, and exercise all the powers necessary and appropriate to the conduct of such operations.

          (b) To purchase, subscribe for, invest in or otherwise acquire, and to own, hold, pledge, mortgage, hypothecate, sell, possess, transfer or otherwise dispose of, or turn to account or realize upon, and generally deal in, all forms of securities of every kind, nature, character, type and form, including but not limited to, shares, stocks, bonds, debentures, notes, scrip, participation certificates, rights to subscribe, warrants, options, certificates of deposit, bankers acceptances, repurchase agreements, commercial paper, choses in action, evidences of indebtedness, certificates of indebtedness and certificates of interest of any and every kind and nature whatsoever, secured and unsecured, issued or to be issued, by any corporation, company, partnership (limited or general), association, trust, entity or person, public or private, whether organized under the laws of the United States, or any state, commonwealth, territory or possession thereof, or organized under the laws of any foreign country, or any state, province, territory or possession thereof, or issued or to be issued by the United States government or any agency or instrumentality thereof.

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          (c)  In the above provisions of this Article 2, purposes shall also be construed as powers and powers shall also be construed as purposes, and the enumeration of specific purposes or powers shall not be construed to limit other statements of purposes or to limit purposes or powers which the corporation may otherwise have under applicable law, all of the same being separate and cumulative, and all of the same may be carried on, promoted and pursued, transacted or exercised in any place whatsoever.

     3.   This corporation shall have perpetual existence.

     4. The address of the registered office of this corporation in Minnesota is 400 North Robert Street, St. Paul, Minnesota 55101.

     5. The total authorized number of shares of this corporation is 1,000,000,000, all of which shall be common shares of the par value of $.01 each.

     Shares of any class or series of the corporation may be issued to the holders of shares of another class or series of the corporation, whether to effect a share dividend or split or otherwise, without the authorization or approval of the holders of shares of any class or series of the corporation.
The corporation may issue and sell its shares in fractional denominations to the same extent as its whole shares, and shares in fractional denominations shall have in proportion to the respective fractions represented thereby, all the rights of whole shares, including, without limitation, the right to vote, the right to receive dividends and distributions, and the right to participate upon liquidation of the corporation.

     6.   The shareholders of this corporation:

          (a) shall not have the right to cumulate votes for the election of directors;

          (b) shall have no preemptive right to subscribe for or acquire securities or rights to purchase securities of any kind, class or series of this corporation now or hereafter made; and

          (c) shall have the power by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon, (i) to authorize the sale, lease, exchange or other disposal of all, or substantially all, of the property and assets of this corporation, including its


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goodwill, (ii) to amend the articles of incorporation of this corporation, and
(iii) to adopt an agreement of consolidation or merger.

     7. The following additional provisions, when consistent with law, are hereby established for the management of the business, for the conduct of the affairs of the corporation, and for the purpose of describing certain specific powers of the corporation and of its directors and shareholders.

          (a) In furtherance and not in limitation of the powers conferred by statute and pursuant to these Articles of Incorporation, the Board of Directors is expressly authorized to do the following:

               (1) to make, adopt, alter, amend and repeal Bylaws of the corporation unless reserved to the shareholders by the Bylaws or by the laws of the State of Minnesota, subject to the power of the shareholders to change or repeal such Bylaws;

               (2) to distribute, in its discretion, for any fiscal year (in the year or in the next fiscal year) as ordinary dividends and as capital gains distributions, respectively, amounts sufficient to enable the corporation as a regulated investment company to avoid any liability for federal income tax in respect of such year. Any distribution or dividend paid to shareholders from any capital source shall be accompanied by a written statement showing the source or sources of such payment;

               (3) to authorize, subject to such vote, consent, or approval of shareholders and other conditions, if any, as may be required by any applicable statute, rule or regulation, the execution and performance by the corporation of any agreement or agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization whereby, subject to the supervision and control of the Board of Directors, any such other person, corporation, association, company, trust, partnership (limited or general), or other organization shall render underwriting, brokerage, managerial, investment advisory and/or related services to the corporation (including, if deemed advisable, the management or supervision of the


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investment portfolio of the corporation) upon such terms and conditions as may be provided in such agreement or agreements;


               (4) to authorize any agreement of the character described in subparagraph 3 of this paragraph (a) with any person, corporation, association, company, trust, partnership (limited or general) or other organization, although one or more of the members of the Board of Directors or officers of the corporation may be the other party to any such agreement or an officer, director, shareholder, or member of such other party, and no such agreement shall be invalidated or rendered voidable by reason of the existence of any such relationship. Any director of the corporation who is also a director or officer of such other corporation or who is so interested or associated with such other corporation or organization may be counted in determining the existence of a quorum at any meeting of the Board of Directors which shall authorize any such agreement, and may vote thereat to authorize any such contract or transaction, with like force and effect as if he were not such director or officer of such other corporation or not so interested or associated. Any agreement entered into pursuant to said subparagraph 3 shall be consistent with and subject to the requirements of Section 15 of the Investment Company Act of 1940 (including any amendment thereof or other applicable Act of Congress hereafter enacted), and no amendment to any agreement entered into pursuant to said subparagraph 3 (other than an amendment reducing the compensation of the other party thereto) shall be effective unless assented to by the affirmative vote of a majority of the outstanding voting securities of the corporation, as such phrase is defined in the Investment Company Act of 1940;

               (5) to allot and authorize the issuance of the authorized but unissued shares of this corporation;

               (6) to accept or reject subscriptions for shares of any class made after incorporation; and

               (7) to fix the terms, conditions and provisions of and authorize the issuance of options to purchase or subscribe for shares of any class or classes including the option price or prices at which shares may be purchased or subscribed for.


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          (b)  The determination as to any of the following matters made by or pursuant to the direction of the Board of Directors consistent with these Articles of Incorporation and in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of duties, shall be final and conclusive and shall be binding upon the corporation and every holder of shares of its capital stock, namely, the amount of the assets, obligations, liabilities and expenses of the corporation; the amount of the net income of the corporation from dividends and interest for any period and the amount of assets at any time legally available for the payment of dividends; the amount of paid-in surplus, other surplus, annual or other net profits, or net assets in excess of capital, undivided profits, or excess of profits over losses on sales of securities; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); the market value, or any sale, bid or asked price to be applied in determining the market value, of any security owned or held by the corporation; the fair value of any other asset owned by the corporation; the number of shares of the corporation issued or issuable; any matter relating to the acquisition, holding and disposition of securities and other assets by the corporation; and any question as to whether any transaction constitutes a purchase of securities on margin, a short sale of securities, or an underwriting of the sale of, or participation in any underwriting or selling group in connection with the public distribution of any securities.

          (c) The Board of Directors or the shareholders of the corporation may adopt, amend, affirm or reject investment policies and restrictions upon investment or the use of assets of the corporation and may designate some such policies as fundamental and not subject to change other than by a vote of a majority of its outstanding voting securities, as such phrase is defined in the Investment Company Act of 1940.

          (d) The corporation shall indemnify such persons, for such expenses and liabilities, in such manner, under such circumstances, and to the full extent permitted by Section


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302A.521 of the Minnesota Statutes, as now enacted or hereafter amended, provided, however, that no such indemnification may be made if it would be in violation of Section 17(h) of the Investment Company Act of 1940, as now enacted or hereafter amended.

          (e) Any action which might be taken at a meeting of the Board of Directors, or any duly constituted committee thereof, may be taken without a meeting if done in writing and signed by a majority of the directors or committee members.

     8. The names of the first directors, who shall serve until the first annual meeting of shareholders or until their successors are elected and qualified, are:

          Name
          ----
          Joseph R. Bird
          Paul H. Gooding
          Charles E. Arner
          Ralph D. Ebbott
          Ellen Berscheid

     9. The name and address of the incorporator, who is a natural person of full age, are:

          Eric J. Bentley          400 North Robert Street
                                   St. Paul, Minnesota   55101



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     IN WITNESS WHEREOF, the undersigned sole incorporator has executed these
Articles of Incorporation on January 22, 1987.


                                             /s/ Eric J. Bentley
                                             ----------------------------------
                                                      Eric J. Bentley


STATE OF MINNESOTA  )
                    ) ss
COUNTY OF RAMSEY    )

     On January 22, 1987, before me, a Notary Public, personally appeared Eric
J. Bentley, to me known to be the person named as incorporator and who executed the foregoing Articles of Incorporation, and he acknowledged that he executed the same as his free act and deed.


(Notarial Seal)                              /s/ Lucille Pollnow
                                             ---------------------------------



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                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                             MIMLIC CASH FUND, INC.


     The undersigned, Joseph R. Bird, the President and Treasurer of MIMLIC Cash Fund, Inc. (the "Corporation"), a corporation subject to the provisions of Chapter 302A of the Minnesota Statutes, hereby certifies as follows:

     1.   That the name of the Corporation is MIMLIC Cash Fund, Inc.,;

     2. That the original Articles of Incorporation for this Corporation were filed in the offices of the Secretary of State of the State of Minnesota on January 26, 1987; and

     3. That, pursuant to a Joint Annual Meeting of Shareholders of said Corporation, on January 24, 1989, a resolution as hereinafter set forth was adopted by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon.

          RESOLVED, that the Articles of Incorporation of MIMLIC Cash Fund, Inc., are hereby amended to add the following Article 10 limiting the liability of directors of said Corporation:

          To the fullest extent permitted by the Minnesota Statutes, Chapter 302A, as the same exists or may hereafter be amended (except as prohibited by the Investment Company Act of 1940, as amended), a director of this corporation shall not be liable to this corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.

     4. Except as amended in Article 3 of these Articles of Amendment, the Articles of Incorporation of this Corporation as filed with the Secretary of State of the State of Minnesota on January 26, 1987, shall remain unchanged and in full force and effect.

     IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment on January 24, 1989.


                                              /s/ Joseph R. Bird
                                             ---------------------------------
                                              Joseph R. Bird